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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of NTL Incorporated for the registration of $600,000,000 of its 7% convertible subordinated notes due 2008 and shares of its common stock and to the incorporation by reference therein of our report dated March 26, 1999, with respect to the consolidated financial statements and schedules of NTL Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP



June 2, 1999
New York, New York